News Release

CONTACTS

Edward M. Krell Senior Vice President—Chief Financial Officer (215) 873-2220	Jeanne Carr MacKenzie Partners, Inc. (212) 929-5916

For Immediate Release

Mothers Work Announces Cash Tender Offer And Consent Solicitation
For Its 12 5/8% Senior Notes Due 2005

Philadelphia, PA—July 10, 2002—Mothers Work, Inc. (Nasdaq: MWRK), the leading designer and retailer of maternity apparel, today announced that it is commencing a cash tender offer (the "Offer") to purchase all of its outstanding 12 5/8% Senior Notes due 2005 (the "Notes") and is soliciting consents (the "Solicitation") to amend the indenture under which the Notes were issued. The Offer is being made, and the Consents are being solicited, in connection with the refinancing of certain outstanding indebtedness and the redemption or repurchase of certain preferred stock of the Company.

The Company is offering $1,002.50 for each $1,000 principal amount of Notes tendered on or prior to 5:00 p.m., New York City time, on July 23, 2002, unless extended (the "Consent Date"), which amount includes a consent payment of $2.50 payable to each holder of Notes that consents to the proposed amendments to the indenture. In order to be eligible to receive the consent payment, holders of Notes must tender their Notes and deliver their consents on or prior to the Consent Date.

The Offer will expire at 9:00 a.m., New York City time, on August 7, 2002, unless extended (the "Expiration Date"). Holders of Notes who tender their Notes after the Consent Date, but on or prior to the Expiration Date will not receive the $2.50 consent payment. Tendering holders will receive accrued and unpaid interest on their Notes accepted for purchase up to, but not including, the payment date for such Notes.

The terms and conditions of the Offer and the Solicitation are set forth in the Company's Offer to Purchase and Consent Solicitation Statement, dated July 10, 2002, as it may be amended from time to time (the "Statement"). Holders who desire to tender their Notes pursuant to the Offer must consent to the proposed amendments and holders may not deliver consents without tendering the related Notes. Holders may not revoke consents without withdrawing the related Notes tendered pursuant to the Offer. Notes tendered on or prior to the Consent Date may be withdrawn on or prior to such date, but not thereafter. Notes tendered after the Consent Date but on or prior to the Expiration Date may not be withdrawn at any time on or prior to the Expiration Date.

The Offer and the Solicitation are subject to a number of conditions, which are set forth in the Statement. These conditions include, among others, the consummation of the Company's proposed offering of shares of common stock and its proposed offering of senior notes in accordance with their terms and the tender of, and receipt of consents from holders of, at least a majority in aggregate principal amount of the outstanding Notes to the proposed amendments to the indenture. As more fully described in the Statement, the proposed amendments would reduce the notice period for redemption of the Notes and eliminate most of the principal restrictive covenants under the indenture. Such amendments will be effective as to all Notes, even those that are not purchased in the Offer, if and when the Offer is consummated. To the extent that any Notes remain outstanding after the consummation of the Offer, the Company presently intends to redeem such Notes.

Credit Suisse First Boston Corporation ("CSFB") is the Dealer Manager and Solicitation Agent for the Offer and the Solicitation. The information agent for the Offer and the Solicitation is MacKenzie Partners, Inc. Requests for assistance or additional sets of the Offer materials may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). Information concerning the Offer and the Solicitation will be available from CSFB at (800) 820-1653 (toll-free) or (212) 538-8474 (collect).

Mothers Work is the world's largest designer and retailer of maternity apparel, using its custom TrendTrack(TM) merchandise analysis and planning system as well as its rapid replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 898 maternity locations, including 753 stores and 145 leased departments, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The Offer and the Solicitation are being made solely pursuant to the terms of the Statement and the related Consent and Letter of Transmittal, as the same may be amended from time to time.

The Company has filed with the Securities and Exchange Commission a registration statement relating to shares of its common stock and a second registration statement relating to its senior notes that have not yet become effective. The securities covered by these registration statements may not be sold nor may offers to buy be accepted prior to the time the applicable registration statements become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities covered by the registration statements in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, continued availability of capital and financing, ability to develop and source merchandise, and other factors set forth in the Company's filings with the Securities and Exchange Commission, or in materials incorporated therein by reference, including the Company's registration statements on Form S-3 filed on June 10, 2002.